Exhibit 3.4

SELECTA BIOSCIENCES, INC.

FORM OF CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Selecta Biosciences, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), at a meeting duly called and held on November 11, 2023, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.0001 per share, which is designated as “Series A Non-Voting Convertible Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation.

WHEREAS: the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as Preferred Stock, consisting of 10,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (a) a series of Preferred Stock of the Corporation be, and hereby is, authorized by the Board of Directors, (b) the Board of Directors hereby authorizes the issuance of 548,375 shares of “Series A Non-Voting Convertible Preferred Stock” pursuant to the terms of (i) the Securities Purchase Agreement, dated as of the date hereof, by and among the Corporation and certain of the initial Holders (as defined below) (the “Purchase Agreement”) and (ii) the Agreement and Plan of Merger, dated as of the date hereof, by and among the Corporation, Sakura Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Corporation, Sakura Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Corporation, and Cartesian Therapeutics, Inc., a Delaware corporation (the “Merger Agreement”), and (c) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

TERMS OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

Article I.    Definitions.

For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6.05(d).

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security immediately prior to 4:00 p.m., New York City time, on the principal Trading Market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Non-Voting Preferred Stock in accordance with the terms hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Holder” means a holder of shares of Series A Non-Voting Convertible Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

Article II.    Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation’s Series A Non-Voting Convertible Preferred Stock (the “Series A Non-Voting Preferred Stock”) and the number of shares so designated shall be 548,375. Each share of Series A Non-Voting Preferred Stock shall have a par value of $0.0001 per share.

Article III.    Dividends. Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of the Series A Non-Voting Preferred Stock (on an as-if-converted-to-Common-Stock basis, without regard to the Beneficial Ownership Limitation (as defined below)) equal to and in the same form, and in the same manner, as dividends (other than dividends on shares of the Common Stock payable in the form of Common Stock) actually paid on shares of the Common Stock when, as and if such dividends (other than dividends payable in the form of Common Stock) are paid on shares of the Common Stock; provided, however, that in no event shall Holders of shares of Series A Non-Voting Preferred Stock (or of any Common Stock into which such shares are convertible) be entitled to receive, with respect to such shares, the “rights” distributed pursuant to that certain Contingent Value Rights Agreement to be entered into by the Corporation and Equiniti Trust Company, LLC as contemplated in the Merger Agreement and substantially in the form attached thereto, as may be amended from time to time (the “CVR Agreement”), or any amounts paid under the CVR Agreement. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series A Non-Voting Preferred Stock, and the Corporation shall pay no dividends (other than dividends payable in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Article IV.    Voting Rights.

Section 4.01    Except as otherwise provided herein or as otherwise required by the DGCL, the Series A Non-Voting Preferred Stock shall have no voting rights. However, as long as any shares of Series A Non-Voting Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Non-Voting Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Series A Non-Voting Preferred Stock or alter or amend this Certificate of Designation, amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or Amended and Restated Bylaws of the Corporation, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of Preferred Stock, in each case to the extent such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Series A Non-Voting Preferred Stock, regardless of whether any of the foregoing actions shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion or otherwise; (b) issue further shares of Series A Non-Voting Preferred Stock (other than pursuant to the exercise of stock options held by any current or former directors, officers, employees or consultants of the Corporation or any of its subsidiaries, or pursuant to the Purchase Agreement or the Merger Agreement) or increase or decrease (other than by conversion) the number of authorized shares of Series A Non-Voting Preferred Stock; (c) prior to the Automatic Conversion (as defined below) or at any time while at least 30% of the originally issued Series A Non-Voting Preferred Stock remains issued and outstanding, consummate either (i) any Fundamental Transaction (as defined below) or (ii) any merger or consolidation of the Corporation with or into another entity or any stock sale to, or other business combination in which the stockholders of the Corporation immediately before such transaction do not hold at least a majority of the capital stock of the Corporation immediately after such transaction; (d) amend, in any manner that would be reasonably likely to prevent, impede or materially delay the Stockholder Approval (as defined below) or the Automatic Conversion, or terminate, any of those certain Support Agreements entered into by the Corporation, Cartesian Therapeutics, Inc. and certain holders of shares of Common Stock, or agree to any transfer, sale or disposition of such shares subject to the Support Agreements (except for such transfers, sales or dispositions with respect to which the approval of the Corporation is not required pursuant to the applicable Support Agreement); (e) amend, or fail to comply with, in each case in any manner that would be reasonably likely to prevent, impede or materially delay the Stockholder Approval, Sections 4.1, 4.2 or 4.3 of the Merger Agreement; or (f) enter into any agreement with respect to any of the foregoing. Holders of shares of Common Stock acquired upon the conversion of shares of Series A Non-Voting Preferred Stock shall be entitled to the same voting rights as each other holder of Common Stock, except that such holders may not vote such shares upon the proposal for Stockholder Approval in accordance with Rule 5635 of the listing rules of The Nasdaq Stock Market LLC.

Section 4.02    Any vote required or permitted under Section 4.01 may be taken at a meeting of the Holders or through the execution of an action by written consent in lieu of such meeting; provided that the consent is executed by Holders representing a majority of the outstanding shares of Series A Non-Voting Preferred Stock.

Article V.    Rank; Liquidation.

Section 5.01    The Series A Non-Voting Preferred Stock shall rank on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

Section 5.02    Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each Holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A Non-Voting Preferred Stock were fully converted (disregarding for such purpose any Beneficial Ownership Limitation and assuming receipt of Stockholder Approval) to Common Stock which amounts shall be paid pari passu with all holders of Common Stock, plus an additional amount equal to any dividends declared on but unpaid to such shares (but, for the avoidance of doubt, not taking into account any distributions or other payments as may have been made by the Corporation pursuant to the CVR Agreement). If, upon any such Liquidation, the assets of the Corporation shall be insufficient to pay the Holders of shares of the Series A Non-Voting Preferred Stock the amount required under the preceding sentence, then all remaining assets of the Corporation shall be distributed ratably to the Holders and the holders of Common Stock in accordance with the respective amounts that would be payable on all such securities if all amounts payable thereon were paid in full. For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

Article VI.    Conversion.

Section 6.01    Automatic Conversion on Stockholder Approval. Effective as of 5:00 p.m., Eastern time, on the third Business Day after the date that the Corporation’s stockholders approve (i) the conversion of the Series A Non-Voting Preferred Stock into shares of Common Stock in accordance with the listing rules of the Nasdaq Stock Market, and (ii) an amendment to increase the number of authorized shares of Common Stock or to effect a reverse stock split of all outstanding shares of Common Stock, in either case, by a number of authorized shares or at a stock split ratio, as the case may be, sufficient to allow the conversion of all shares of Series A Non-Voting Preferred Stock into shares of Common Stock (the “Stockholder Approval”), each share of Series A Non-Voting Preferred Stock then outstanding shall automatically convert into a number of shares of Common Stock equal to the Conversion Ratio (as defined below), subject to the Beneficial Ownership Limitation (the “Automatic Conversion”). Following the effectiveness of the Automatic Conversion and subject to the Beneficial Ownership Limitation, shares of Series A Non-Voting Preferred Stock issued upon the exercise of a stock option following the Automatic Conversion shall automatically convert at the time of such exercise into a number of shares of Common Stock equal to the Conversion Ratio in effect at the time of such exercise. The Corporation shall inform each Holder and each holder of a stock option to purchase shares of Series A Non-Voting Preferred Stock of the occurrence of the Stockholder Approval within one Business Day of such Stockholder Approval, it being understood that the filing of a Current Report on Form 8-K reporting the Stockholder Approval shall be deemed sufficient to inform the Holders and the holders of stock options to purchase shares of Series A Non-Voting Preferred Stock in respect thereof. In determining the application of the Beneficial Ownership Limitation solely with respect to the Automatic Conversion, the Corporation shall calculate beneficial ownership for each Holder assuming beneficial ownership by such Holder of: (x) the number of shares of Common Stock issuable to such Holder in such Automatic Conversion, plus (y) any additional shares of Common Stock for which a Holder has provided the Corporation with prior written notice of beneficial ownership within 30 days prior to the date of Stockholder Approval (a “Beneficial Ownership Statement”) and assuming the conversion of all shares of Series A Non-Voting Preferred Stock held by all other Holders less the aggregate number of shares of Series A Non-Voting Preferred Stock held by all other Holders that will not convert into shares of Common Stock on account of the application of any Beneficial Ownership Limitations applicable to any such other Holders. If a Holder fails to provide the Corporation with a Beneficial Ownership Statement within 30 days prior to the date of Stockholder Approval, then the Corporation shall presume the Holder’s beneficial ownership of Common Stock (excluding the Conversion Shares) to be zero or such other number of shares of Common Stock as the Corporation shall have reason to believe are beneficially owned by such Holder. The shares of Series A Non-Voting Preferred Stock that are converted in the Automatic Conversion are referred to as the “Converted Stock”. The Conversion Shares shall be issued only in book entry form, as follows:

(a)

Converted Stock shall be automatically cancelled upon the Automatic Conversion (or with respect to Series A Non-Voting Preferred Stock issued upon an option exercise following the Automatic Conversion, at the time of such option exercise) and converted into the corresponding Conversion Shares, which shares shall be issued in book entry form and without any action on the part of the Holders and shall be delivered to the Holders within one Business Day of the effectiveness of the Automatic Conversion (or option exercise, as applicable).

(b)

Notwithstanding the cancellation of the Converted Stock upon the Automatic Conversion, Holders of Converted Stock shall continue to have any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert the Converted Stock.

Section 6.02    Conversion at Option of Holder. Subject to Section 6.01, Section 6.04 and Section 6.05(c), each share of Series A Non-Voting Preferred Stock then outstanding that is not otherwise converted into Common Stock upon the Automatic Conversion as a result of the applicability of the Beneficial Ownership Limitation shall be convertible, at any time and from time to time following 5:00 p.m., Eastern time, on the third Business Day after the date that the Stockholder Approval is obtained by the Corporation, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio, subject to the Beneficial Ownership Limitation and only to the extent the same shall have ceased to apply (each, an “Optional Conversion”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Optional Conversion”), duly completed and executed. Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, the Notice of Optional Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”). The date on which an Optional Conversion shall be deemed effective (the “Optional Conversion Date”) shall be the Trading Day that the Notice of Optional Conversion, completed and executed, is sent via email to, and received during regular business hours by, the Corporation. The calculations set forth in the Notice of Optional Conversion shall control in the absence of manifest or mathematical error.

Section 6.03    Conversion Ratio. The “Conversion Ratio” for each share of Series A Non-Voting Preferred Stock shall be 1,000 shares of Common Stock issuable upon the conversion (the “Conversion”) of each share of Series A Non-Voting Preferred Stock (corresponding to a ratio of 1,000:1), subject to adjustment as provided herein.

Section 6.04    Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of any share of Series A Non-Voting Preferred Stock, including pursuant to Section 6.01, and a Holder shall not have the right to convert any portion of the Series A Non-Voting Preferred Stock pursuant to Section 6.02, to the extent that, after giving effect to such attempted Automatic Conversion or conversion set forth on an applicable Notice of Optional Conversion with respect to the Series A Non-Voting Preferred Stock, such Holder (or any of such Holder’s affiliates or any other Person who would be a beneficial owner of Common Stock beneficially owned by the Holder for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable rules and regulations of the Commission, including any “group” of which the Holder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and its Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A Non-Voting Preferred Stock subject to the Automatic Conversion or the Notice of Optional Conversion, as applicable, with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (a) conversion of the remaining, unconverted Series A Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to and would exceed a limitation on conversion or exercise similar to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this Section 6.04, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission, and the terms “beneficial ownership” and “beneficially own” have the meanings ascribed to such terms therein. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable rules and regulations of the Commission. For purposes of this Section 6.04, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation that is filed with the Commission, or (iii) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Holder (which may be by email), the Corporation shall, within two Trading Days thereof, confirm in writing to such Holder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Non-Voting Preferred Stock, by such Holder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall initially be set at 19.9% for each individual Holder, unless the same shall have been set by such Holder to be lower than 19.9% (A) on such Holder’s signature page to the Purchase Agreement or (B) by written notice provided to the Corporation, as applicable. The Corporation shall be entitled to rely on representations made to it by the Holder in any Notice of Optional Conversion regarding its Beneficial Ownership Limitation. Notwithstanding the foregoing, by written notice to the Corporation, (x) if the Beneficial Ownership Limitation shall have initially been set by such Holder to be lower than 19.9%, the Holder may reset the Beneficial Ownership Limitation to a higher percentage not to exceed 19.9%, and (y) the Holder may reset the Beneficial Ownership Limitation percentage to a lower percentage; provided that such decrease shall not become effective until the later of (A) 5:00 p.m., Eastern time, on the third Business Day after the date of the Stockholder Approval and (B) if Stockholder Approval is not obtained within six months after the initial issuance of the Series A Non-Voting Preferred Stock, the date that is three Business Days after the date that is six months after the initial issuance of the Series A Non-Voting Preferred Stock. Upon such a change by a Holder of the Beneficial Ownership Limitation, not to exceed 19.9%, the Beneficial Ownership Limitation may not be further amended by such Holder without first providing the minimum notice required by this Section 6.04. Notwithstanding the foregoing, at any time following notice of a Fundamental Transaction, the Holder may waive or change the Beneficial Ownership Limitation effective immediately upon written notice to the Corporation and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Corporation. The provisions of this Section 6.04 shall be construed, corrected and implemented in a manner so as to effectuate the intended Beneficial Ownership Limitation herein contained and the shares of Common Stock underlying the shares of Series A Non-Voting Preferred Stock in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. Notwithstanding the foregoing, the Beneficial Ownership Limitation described in this Section 6.04 shall not apply to TAS Partners LLC or any of its affiliates.

Section 6.05    Mechanics of Conversion.

(a)

Electronic Issuance. Upon conversion and not later than three Trading Days after, in the case of the Automatic Conversion, the Stockholder Approval, or in the case of an Optional Conversion, the Optional Conversion Date (the “Share Delivery Date”), the Corporation shall electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system. If, in the case of any Notice of Optional Conversion, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Optional Conversion by written notice to the Corporation at any time on or before electronic receipt of such shares, in which event such Holder shall direct the return of any shares of Common Stock delivered to the Holder through the DWAC system, representing the shares of Series A Non-Voting Preferred Stock unsuccessfully tendered for conversion to the Corporation.

(b)

Obligation Absolute. Subject to Section 6.04 and subject to Holder’s right to rescind a Notice of Optional Conversion pursuant to Section 6.05(a), the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Non-Voting Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares. Subject to Section 6.04 and subject to Holder’s right to rescind a Notice of Optional Conversion pursuant to Section 6.05(a), in the event a Holder shall automatically convert or elect to convert any or all of its Series A Non-Voting Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining or enjoining conversion of all or part of the Series A Non-Voting Preferred Stock of such Holder shall have been sought and obtained by the Corporation, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series A Non-Voting Preferred Stock which is subject to such injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall, subject to Section 6.04 and subject to Holder’s right to rescind a Notice of Optional Conversion pursuant to Section 6.05(a), issue Conversion Shares upon a properly noticed conversion.

(c)

Cash Settlement. If, at any time after the Stockholder Approval, the Corporation fails to electronically deliver (or cause its transfer agent to electronically deliver) such shares pursuant to Section 6.05(a) on or prior to the second Trading Day after the Share Delivery Date (other than due to a failure caused by (i) materially incorrect or incomplete information provided by Holder to the Corporation or (ii) the application of the Beneficial Ownership Limitation after the Stockholder Approval), then, unless the Holder has rescinded the applicable Notice of Optional Conversion pursuant to Section 6.05(a), the Corporation shall, at such request of the Holder, pay an amount equal to the Fair Value (as defined below) of such undelivered Conversion Shares to such Holder, with such payment to be made within two Business Days from the date of request by such Holder, whereupon the Corporation’s obligations to deliver such Conversion Shares issuable upon the Automatic Conversion or underlying the Notice of Optional Conversion shall be extinguished upon payment in full of the Fair Value of such undelivered shares. For purposes of this Section 6.05(c), the “Fair Value” of shares shall be fixed with reference to the average of the Closing Sale Price on the principal Trading Market on which the Common Stock is listed over the ten consecutive Trading Days ending on, and including, the Trading Day immediately prior to, in the case of the Automatic Conversion, the date of the Stockholder Approval, and in the case of an Optional Conversion, the Optional Conversion Date. For the avoidance of doubt, the cash settlement provisions set forth in this Section 6.05(c) shall be available irrespective of the reason for the Corporation’s failure to timely deliver Conversion Shares (other than due to a failure caused by (i) materially incorrect or incomplete information provided by Holder to the Corporation, (ii) the application of the Beneficial Ownership Limitation after Stockholder Approval or (iii) the lack of obtaining Stockholder Approval), including due to limitations set forth in Section 6.05(f) or due to applicable Trading Market rules.

(d)

Buy-In on Failure to Timely Deliver Shares. If, after obtaining the Stockholder Approval, the Corporation fails to effect a DWAC Delivery by the Share Delivery Date pursuant to Section 6.05(a) (other than due to a failure caused by (i) materially incorrect or incomplete information provided by Holder to the Corporation or (ii) the application of the Beneficial Ownership Limitation after Stockholder Approval), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Non-Voting Preferred Stock equal to the number of shares of Series A Non-Voting Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.05(a). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Non-Voting Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within three Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation.

(e)

Corporation. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Common Stock upon conversion of the shares of Series A Non-Voting Preferred Stock as required pursuant to the terms hereof or the cash settlement remedy set forth in Section 6.05(c); provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series A Non-Voting Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6.05(a).

(f)

Reservation of Shares Issuable Upon Conversion. The Corporation covenants that at all times it will reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Non-Voting Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Non-Voting Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Article VII) upon the conversion of all outstanding shares of Series A Non-Voting Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

(g)

Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Non-Voting Preferred Stock, no certificates or scrip for any such fractional shares shall be issued and no cash shall be paid for any such fractional shares. Any fractional shares of Common Stock that a Holder of Series A Non-Voting Preferred Stock would otherwise be entitled to receive shall be aggregated with all fractional shares of Common Stock issuable to such Holder and any remaining fractional shares shall be rounded down to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Non-Voting Preferred Stock the Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(h)

Transfer Taxes. The issuance of shares of the Common Stock upon conversion of the Series A Non-Voting Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such shares; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such shares upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Non-Voting Preferred Stock and the Corporation shall not be required to issue or deliver such shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 6.06    Status as Stockholder. Upon the date of conversion of the applicable shares of Series A Non-Voting Preferred Stock, (a) such shares shall be deemed converted into shares of Common Stock and (b) the Holder’s rights as a holder of such converted shares of Series A Non-Voting Preferred Stock shall cease and terminate, excepting only the right to receive such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A Non-Voting Preferred Stock. Notwithstanding anything to the contrary contained in this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock, in no event shall the Series A Non-Voting Preferred Stock convert (or shall any Holder be entitled to convert or elect to convert such shares of Series A Non-Voting Preferred Stock) into shares of Common Stock prior to the Stockholder Approval.

Article VII.    Certain Adjustments.

Section 7.01

(a)

Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Non-Voting Preferred Stock is outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Non-Voting Preferred Stock) with respect to the then outstanding shares of Common Stock; (b) subdivides outstanding shares of Common Stock into a larger number of shares; or (c) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 7.01(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

(b)

Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7.01(a), if at any time the Corporation makes an offering or a general issuance of Common Stock, or issues, sells or grants rights to purchase stock, warrants, securities or other property, in each of the foregoing cases pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights identical to those that apply to such holders of shares of Common Stock, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A Non-Voting Preferred Stock (disregarding for such purpose any Beneficial Ownership Limitation and assuming receipt of Stockholder Approval) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. For the avoidance of doubt, Purchase Rights shall not include (i) the grant or issuance of any stock options, restricted stock or other equity awards with respect to shares of Common Stock as may be granted or issued to any directors, officers, employees or contractors of the Corporation or any of its subsidiaries or (ii) the grant, issuance or sale of any securities that is not generally extended to the holders of any class of shares of Common Stock.

Section 7.02    Fundamental Transaction. If, at any time while any Series A Non-Voting Preferred Stock is outstanding, (a) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (b) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (c) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (d) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7.01(a)) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (any such action described in clauses (a) through (d), a “Fundamental Transaction”), then, upon any subsequent conversion of the Series A Non-Voting Preferred Stock, the Holders shall have the right to receive, in lieu of the right to receive Conversion Shares, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such subsequent conversion, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Non-Voting Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new certificate of designations with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 7.02 and ensuring that the Series A Non-Voting Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close. Notwithstanding anything to the contrary herein, the Corporation’s disposition of certain assets pursuant to the CVR Agreement shall not constitute a Fundamental Transaction.

Section 7.03    Calculations. All calculations under this Article VII shall be made to the nearest cent or the nearest 1/1000th of a share, as the case may be. For purposes of this Article VII, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Article VIII.    Redemption. The shares of Series A Non-Voting Preferred Stock shall not be redeemable except as set forth in this Article VIII. Each share of Series A Non-Voting Preferred Stock then outstanding shall be redeemable at the option of the Holder thereof at any time following the date that is 18 months after the initial issuance of the Series A Non-Voting Preferred Stock, other than any shares of Series A Non-Voting Preferred Stock that would not at the applicable time be convertible into shares of Common Stock as a result of the application of the Beneficial Ownership Limitation (without regard to the lack of obtaining Stockholder Approval). Holders shall effect such redemptions by providing the Corporation with the form of redemption notice attached hereto as Annex B (a “Notice of Redemption”), duly completed and executed and specifying the number of shares of Series A Non-Voting Preferred Stock held by such Holder to be redeemed (the “Redemption Shares”), which number shall be limited to the number of shares that such Holder would otherwise have been entitled to convert into shares of Common Stock after application of the Beneficial Ownership Limitation (without regard to the lack of obtaining

Stockholder Approval). The date on which such a redemption shall be deemed effective (the “Redemption Date”) shall be the Business Day that the Notice of Redemption, completed and executed, is sent via email to, and received during regular business hours by, the Corporation. The Corporation shall, upon receipt of a Notice of Redemption, pay an amount equal to the Redemption Fair Value (as defined below) to such Holder based on the number of Conversion Shares issuable upon conversion of such Redemption Shares (without regard to the lack of obtaining Stockholder Approval), with such payment to be made within two Business Days from the Redemption Date, whereupon the Redemption Shares shall be cancelled upon payment in full of the Redemption Fair Value of such Redemption Shares and all rights with respect to such Redemption Shares shall terminate. For purposes of this Article VIII, the “Redemption Fair Value” of shares shall be fixed with reference to the average of the Closing Sale Price on the principal Trading Market on which the Common Stock is listed over the ten consecutive Trading Days ending on, and including, the Trading Day immediately prior to the Redemption Date. Nothing in this Article VIII shall limit the ability of the Corporation to purchase or otherwise deal in the shares of Series A Non-Voting Preferred Stock to the extent otherwise permitted hereby and by law, or by the terms of any stock option or other equity awards granted by the Corporation.

Article IX.    Transfer. A Holder may transfer any shares of Series A Non-Voting Preferred Stock together with the accompanying rights set forth herein, held by such holder without the consent of the Corporation; provided that such transfer is in compliance with applicable securities laws. The Corporation shall in good faith (a) do and perform, or cause to be done and performed, all such further acts and things, and (b) execute and deliver all such other agreements, certificates, instruments and documents, in each case, as any holder of Series A Non-Voting Preferred Stock may reasonably request in order to carry out the intent and accomplish the purposes of this Article IX. The transferee of any shares of Series A Non-Voting Preferred Stock shall be subject to the Beneficial Ownership Limitation applicable to the transferor as of the time of such transfer (including in the event that TAS Partners LLC or any of its affiliates is the transferor of such shares, in which case the Beneficial Ownership Limitation shall apply with respect to such transferee and shall be set at 19.9% unless and until further decreased pursuant to Section 6.04).

Article X.    Series A Non-Voting Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders in accordance with Article XI), a register for the Series A Non-Voting Preferred Stock, in which the Corporation shall record (a) the name, address, and electronic mail address of each holder in whose name the shares of Series A Non-Voting Preferred Stock have been issued and (b) the name, address, and electronic mail address of each transferee of any shares of Series A Non-Voting Preferred Stock. The Corporation may deem and treat the registered Holder of shares of Series A Non-Voting Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Corporation shall keep the register open and available at all times during business hours for inspection by any holder of Series A Non-Voting Preferred Stock or his, her or its legal representatives.

Article XI.    Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to a Holder of shares of Series A Non-Voting Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

Article XII.    Book-Entry. The Series A Non-Voting Preferred Stock will be issued only in book-entry form.

Article XIII.    Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Corporation or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders of Series A Non-Voting Preferred Stock granted hereunder may be waived as to all shares of Series A Non-Voting Preferred Stock (and the Holders thereof) upon the written consent of the Holders of not less than a majority of the shares of Series A Non-Voting Preferred Stock then outstanding; provided, however, that the Beneficial Ownership Limitation applicable to a Holder, and any provisions contained herein that are related to such Beneficial Ownership Limitation, cannot be modified, waived or terminated without the consent of such Holder; provided, further, that any proposed waiver that would, by its terms, have a disproportionate and materially adverse effect on any Holder shall require the consent of such Holder(s).

Article XIV.    Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

Article XV.    Status of Converted Series A Non-Voting Preferred Stock. If any shares of Series A Non-Voting Preferred Stock shall be converted or redeemed by the Corporation, such shares shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Non-Voting Preferred Stock. Any share of Series A Non-Voting Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Non-Voting Preferred Stock.

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IN WITNESS WHEREOF, Selecta Biosciences, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock to be duly executed by its Chief Executive Officer on November 13, 2023.

SELECTA BIOSCIENCES, INC.

By:	/s/ Carsten Brunn
Name:	Carsten Brunn
Title:	President and CEO

[Signature Page to Certificate of Designation]

ANNEX A

NOTICE OF OPTIONAL CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby elects to convert the number of shares of Series A Non-Voting Preferred Stock indicated below, represented in book-entry form, into shares of common stock, par value $0.0001 per share (the “Common Stock”), of Selecta Biosciences, Inc., a Delaware corporation (the “Corporation”), as of the date written below. If securities are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Capitalized terms utilized but not defined herein shall have the meaning ascribed to such terms in that certain Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware on November 13, 2023.

As of the date hereof, the number of shares of Common Stock beneficially owned by the undersigned Holder (together with such Holder’s Attribution Parties), including the number of shares of Common Stock issuable upon conversion of the Series A Non-Voting Preferred Stock subject to this Notice of Optional Conversion, but excluding the number of shares of Common Stock which are issuable upon (a) conversion of the remaining, unconverted Series A Non-Voting Preferred Stock beneficially owned by such Holder or any of its Attribution Parties, and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation (including any warrants) beneficially owned by such Holder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained in Section 6.04 of the Certificate of Designation, is                     . For purposes hereof, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission.

CONVERSION CALCULATIONS:

Date to Effect Conversion:

Number of shares of Series A Non-Voting Preferred Stock owned prior to Conversion:

Number of shares of Series A Non-Voting Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

For DWAC Delivery, please provide the following:

Broker No.:

Account No.:

[HOLDER]

By:
Name:
Title:

ANNEX B

NOTICE OF REDEMPTION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO REDEEM SHARES OF SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK)

The undersigned Holder hereby irrevocably elects to redeem the number of shares of Series A Non-Voting Preferred Stock indicated below, represented in book-entry form, of Selecta Biosciences, Inc., a Delaware corporation.

Number of shares of Series A Non-Voting Preferred Stock owned prior to redemption:

Number of shares of Series A Non-Voting Preferred Stock to be redeemed:

[HOLDER]

By:
Name:
Title: